Exhibit 23.2

Consent of Independent Auditors

The Member

Bresnan Broadband Holdings, LLC

We consent to the use of our report dated February 28, 2013, with respect to the consolidated balance sheets of Bresnan Broadband Holdings, LLC and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, members’ capital, and cash flows, for each of the years in the two-year period ended December 31, 2012, incorporated herein by reference, which report appears in the April 19, 2013 Form 8-K of Charter Communications, Inc. and to the reference to our firm under the heading “Experts” in the registration statement.

(signed) KPMG LLP

Melville, NY

April 3, 2015